                                                              EXHIBIT (a)(1)(v)

     Letter to Beneficial Owners Regarding the Offer to Purchase for Cash
       Up to 5,625,000 But Not Less Than 500,000 Shares of Common Stock
                     (Including the Associated Rights) of
                               EFTC CORPORATION
                    at a Purchase Price of $4.00 per Share.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 22, 2000 UNLESS THE OFFER IS OTHERWISE EXTENDED.


To: Our Clients

  Enclosed for your consideration are an Offer to Purchase, dated July 19, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"), in connection with the offer by Thayer-BLUM Funding, L.L.C., a Delaware limited liability company ("Purchaser") to purchase up to 5,625,000 but not less than 500,000 shares of common stock, par value $0.01 per share (the "Common Stock"), including the associated rights (the "Rights" and, together with the Common Stock, the "Shares") of EFTC Corporation, a Colorado corporation (the "Company"), at a purchase price of $4.00 per Share, net to you in cash, without interest thereon. WE ARE THE HOLDER OF RECORD OF SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE ENCLOSED LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

  We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

  Your attention is invited to the following:

    1. The offer price is $4.00 per Share, net to you in cash, without interest.

    2. The Offer is being made for up to 5,625,000 but not less than 500,000 Shares.

    3. The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on August 22, 2000 unless the Offer is otherwise extended.

    4. The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Approval Date (as defined in the Offer to Purchase) a minimum of 500,000 Shares and (2) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended. The Offer is also subject to certain other conditions as described in Section 14 of the Offer to Purchase.

    5. Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by the Company, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal, and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort to comply with any such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of

Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

  If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

          Instructions with Respect to the Offer to Purchase for Cash
       Up to 5,625,000 but not less than 500,000 Shares of Common Stock
                       (Including the Associated Rights)

                                      of

                               EFTC CORPORATION

                                      at

                          $4.00 NET PER SHARE IN CASH

                                      by

                          Thayer-BLUM Funding, L.L.C.

  The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated July 19, 2000 (the "Offer to Purchase") and the related Letter of Transmittal in connection with the Offer by Thayer-BLUM Funding, L.L.C., a Delaware limited liability company (the "Purchaser"), to purchase up to 5,625,000 but not less than 500,000 shares of common stock, par value $0.01 per share (the "Common Stock"), including the associated rights issued pursuant to the Rights Agreement (as defined in the Offer to Purchase) (the "Rights" and, together with the Common Stock, the "Shares"), of EFTC Corporation, a Colorado corporation (the "Company"), at a price of $4.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

  This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

  Number of Shares to Be Tendered* _______________

                     -------------------------------------
                                 Signature(s)

                     -------------------------------------
                                 Print Name(s)

                     -------------------------------------
                                  Address(es)

                     -------------------------------------
                        Area Code and Telephone Number

                     -------------------------------------
                       Tax ID or Social Security Number

--------
* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.